Exhibit 10.3

AGREEMENT

WHEREAS, under the various agreements between the below named parties made from time to time, Dan Ference (“Ference”)has served as the President or Chief Operating Officer for QoVox Corporation (formerly known as North Electric Company, Inc.,  and hereafter identified as “QoVox”) between October 1, 2001 and December 31, 2006; and

WHEREAS, Dan Ference has not received full compensation for his services provided to QoVox through December 31, 2006; and

WHEREAS, Dan Ference has from time to time loaned money to and paid expenses of QoVox that have not been reimbursed in full by QoVox as of December 31, 2006; and

WHEREAS, Datameg Corporation (“Datameg”) issued certain option agreements to Dan Ference from time to time; and

WHEREAS, the parties wish to resolve all outstanding financial issues between them through December 31, 2006.

NOW, THEREFORE, the following is hereby made the agreement of the parties:

1.           Datameg shall cause to be issued within 30 days 2,650,000 unregistered Datameg commons shares which shares are deemed to be fully paid for as of January 9, 2007 at a fair market price of $.049/share.  Said issuance will be in complete satisfaction of any and all amounts that may be due or are due to Ference by Datameg or QoVox through December 31, 2006 under their various agreements, including without limitation, salary, bonuses, loans, un-reimbursed expenses, stock issuances, etc.

2.           Ference acknowledges and agrees that all Datameg option agreement(s) issued to him prior to January 1, 2007 by Datameg are hereby cancelled and each option agreement shall be returned by him to Datameg for destruction.  In consideration of the foregoing and as additional compensation under his QoVox employment agreement dated January 1, 2007, Ference shall receive a Datameg standard option agreement for 6,250,000 fully vested options exercisable for Datameg common shares one for one at a $.06/share exercise price, terminating on the earlier of 60 days from termination of Ference’s employment agreement or December 31, 2009.

3.           Each signatory warrants that he has authority to enter into this Agreement on behalf of the entity or person indicated. Counterpart signatures are valid, and facsimile signatures shall be deemed original signatures.

Datameg Corporation

/s/ James Murphy                                                                           /s/ Dan Ference

By:  James Murphy, CEO and President                                      By:  Dan Ference, Individually
Dated:        1/12/07                                                                            Dated:          1/12/07

QoVox Corporation

/s/ James Murphy

By:  James Murphy,   President
Dated:       1/12/07